Exhibit 10.5

H.B. FULLER COMPANY

AMENDMENT TO PERFORMANCE UNIT

AWARD AGREEMENT (FY 2004 – FY 2006)

THIS AMENDMENT (this “Amendment”), dated as of January 1, 2005, is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and                      (“Participant”).

WHEREAS, the Company and Participant have entered into that certain H.B. Fuller Company Performance Unit Award Agreement (FY 2004 – FY 2006), dated as of                     , 200   (the “Award Agreement”); and

WHEREAS, the Company and Participant wish to amend the Award Agreement to exempt it from the requirements of Section 409A of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The first sentence of Section 4.1 (“Payment Procedure”) is amended to read as follows:

“Subject to the terms and conditions set forth in the Plan and this Award Agreement, and except as set forth in Sections 4.2 and 5.1 of this Award Agreement, the Performance Units shall be paid within two and one-half (2 1/2) months following the end of the calendar year in which the Performance Period ends, and only upon certification by the Committee that the Threshold Performance Objective, Target Performance Objective or, alternatively, the Superior Performance Objective has been achieved.”

2. Section 4.2 is amended in its entirety, to read as follows:

“Section 4.2. Forfeiture Prior to Payment. Except as specifically provided in this Award Agreement, all Performance Units credited to the Participant for the Performance Period under this Award Agreement shall be forfeited upon the Participant’s termination of employment with the Company or its Affiliates prior to completion of such Performance Period.”

3. Section 5 is amended in its entirety, to read as follows:

“Section 5. Special Provisions.

Section 5.1. Change in Control. Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Performance Units shall be paid to the Participant within 10 days after the occurrence of a Change in Control as if the Superior Performance Objective had been achieved; provided, however, that no payment shall be made if the Performance Period has been completed as of the date of the Change in Control and no Performance Objective has been achieved; and provided, further, that any Performance Units paid pursuant to this Section 5.1 be paid only on a pro-rata basis for that portion of the Performance Period which transpired between the date of this Agreement and the date of the Change in Control.

Section 5.2. Termination of Employment. In the event that the Participant ceases to be employed by the Company or its Affiliates due to death, permanent disability, normal retirement at age 65 or older, or any other reason with the consent of the Committee, the Participant shall be deemed to have remained a Participant as if employed by the Company or its Affiliates through the Performance Period; provided, however, that the value of the Performance Units shall be proportionally reduced by that portion of the Performance Period for which the Participant was not employed by the Company or its Affiliates.

Section 5.3. Leave of Absence. The Committee may make such provision as it deems equitable respecting the Participant during an approved leave of absence; provided, however, that the Participant shall not be permitted to receive payment of a Performance Unit prior to the date such payment would have been made had the Participant remained in the active employ of the Company.”

4. An additional sentence is added at the end of Section 6.1, to read as follows:

“It is intended that payments under this Award Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as short-term deferrals, and this Award Agreement shall be interpreted, administered and construed in a manner that is consistent with such intent. If, notwithstanding such intent, any provision of this Award Agreement is or becomes or is deemed to be subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, such provision shall be construed or deemed amended to conform to such requirements, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Award Agreement, such provision shall be stricken and the remainder of this Award Agreement shall remain in full force and effect.”

5. Capitalized terms used in this Amendment that are not defined herein shall have the respective meanings given to such terms in the Award Agreement and the H.B. Fuller Company Annual and Long-Term Incentive Plan.

6. This Amendment shall alter the Award Agreement only insofar as expressly set forth herein, and the terms and conditions of the Award Agreement are in all other respects hereby confirmed.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

H.B. FULLER COMPANY

Date: December , 2005
Albert P.L. Stroucken Chairman of the Board, President and Chief Executive Officer

Date: , 2005
«Participant»

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